UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 27, 2008

PENGRAM CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	000-52626	68-0643436
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1200 Dupont Street, Suite 2J
Bellingham, WA		98225
(Address of principal executive		(Zip Code)
offices)

Registrant's telephone number, including area code (360) 255-3436

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On August 27, 2008, Pengram Corporation (the “Company”) completed a private placement of 1,000,000 units at a price of $0.08 per unit for total proceeds of $80,000. Each unit is comprised of one share of the Company’s common stock and one share purchase warrant. Each share purchase warrant will entitle the holder to purchase one additional share of the Company’s common stock at a price of $0.10 per share for a period ending August 26, 2010. This private placement was completed pursuant to the provisions of Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Company did not engage in a distribution of this offering in the United States. The investors represented that they were not US persons as defined in Regulation S, and have provided representations indicating that they were acquiring the Company’s securities for investment purposes only and not with a view towards distribution.

ITEM 7.01 REGULATION FD DISCLOSURE

PRIVATE PLACEMENT

On August 27, 2008, the Company’s Board of Directors has approved a private placement offering of up to 200 units (the “Units”) at a price of $2,500 US per Unit. Each Unit is comprised of one $2,500, 10% convertible note (each a “Note”) and 10,000 share purchase warrants (each a “Warrant”). Each Warrant shall entitle the holder to purchase one (1) share of the Company’s common stock, $0.001 par value per share, at a price of $0.25 per share for a one year period from the date of issue.

The offering will be made to persons who are not “U.S. Persons” as defined in Regulation S.

The Company may pay a commission or finders fee of up to 10% of the Offering proceeds to duly licensed brokers or investment dealers who introduce purchasers or to other person where permitted by law.

The proceeds of the Offering will be used to fund the Company’s business and for working capital purposes. The Offering will be completed pursuant to the provisions of Regulation S of the Securities Act. There is no assurance that the Offering will be completed on the above terms or at all.

The above does not constitute an offer to sell or a solicitation of an offer to buy any of the Company’s securities in the United States. The securities have not been registered under the Securities Act and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENGRAM CORPORATION

Date: September 3, 2008
	By:	/s/ Richard W. Donaldson

RICHARD W. DONALDSON
President and Chief Executive Officer